January 25, 1999



              Mr. Lawrence T. Loeser
              960 Coventry Drive
              Lake Forest, IL  60045

              Dear Larry:

              We are extremely pleased and excited about your joining Harrington's senior management team to lead the development and ongoing management of the North Carolina Bank. In this letter, I have provided the terms of our offer to you as we have discussed over the last week.

              Position: President of Harrington Bank of North Carolina reporting to the Chief Executive Officer of Harrington Bank. Also, upon your election by the Board of Directors of Harrington Bank, you will become a director of Harrington Bank. This election will take place at the first board meeting held after your start date of employment.

              Base Compensation: $150,000 per annum. This salary will be paid over 26 bi-weekly pay periods from the start of employment.

              Stock Options: 5,000 Options on HFGI Stock struck at $10 per share. These options will have a 10 year term and will vest at a rate of 20% per year from the date of grant, expected on Harrington Financial Group, Inc.'s first Board or Executive Committee Meeting held after your start date of employment. We will embody these terms in a stock option agreement between us.

              Bonus: A guaranteed first year bonus of $50,000, paid after 12 months of employment with the Bank. A partial amount of this bonus may be paid at the Bank's discretion on an earlier date in accordance with the Bank's regular annual compensation reviews for senior management, normally conducted in month of December.

Mr. Lawrence T. Loeser
Page 2
January 25, 1999



Employment Understanding: In the event that Harrington terminates your employment for reasons other than your willful misconduct or gross negligence (or in the event you are reassigned to a position of lesser responsibility and you decide to terminate your employment) within the first eighteen months of your employment, Harrington Bank agrees to continue to pay your base salary (at a rate of $411.33 per calendar day) until eighteen months have passed from your initial date of employment with Harrington.

Any tax due by you on income related to this compensation will be borne by you. This Employment Understanding agreement will expire eighteen months after the date on which your employment with Harrington begins.

Benefits: Standard Harrington Bank Employee benefits available to a senior manager (Vice President or above).

House Hunting: Harrington Bank will pay the reasonable expenses for a maximum of three trips to North Carolina for house hunting purposes, with one of those trips including all family members. Any tax due by you on income related to these trips will be borne by you.

Interim Living Expenses: Harrington Bank will pay for interim lodging, meal, and reasonable commuting expenses acceptable to the Bank from the start date of your employment until your children's last day of school for the 1999 school year or June 30, 1999, whichever is earlier. The tax due by you on any income related to interim living will be borne by you.

Moving Expenses: Harrington Bank will pay for reasonable expenses to move your household possessions and travel to North Carolina not to exceed $15,000 in total. Any personal income tax related to reimbursement for this move will be borne by you.

Commission on the Sale of Your Home in Illinois: Harrington will reimburse you for the commission cost on the sale of your home not to exceed 5.25% of the sales price, as evidenced by a broker statement and this commission will be grossed up by your actual total tax rate not to exceed 35%. If you terminate your employment with Harrington Bank within 18 months from your start date, you will be responsible for reimbursing Harrington Bank for a portion of this commission plus the gross-up amount for taxes. The amount owed Harrington Bank will be calculated by taking the total amount of the commission plus gross-up divided by 547 days. The resulting amount will be multiplied by the difference between 547 and the number of calendar days from start of employment to resignation.

Mr. Lawrence T. Loeser
Page 3
January 25, 1999


Country Club Dues: Harrington Bank will pay up to $200 per month for regular dues for a country club or social club membership, while you are a senior management employee of Harrington.

In order to reimburse these expenses, we will require documentation of the charges including invoices and receipts.

I trust that this letter includes all the terms of the offer as we have discussed and agreed. If so, please sign in the space provided below so that we may have this record for your employee file. I look forward to your start date anticipated in late February 1999 or early March 1999 and to working with you in accomplishing the Bank's strategic goals.

Sincerely,

/s/ Craig J. Cerny
------------------
Craig J. Cerny

CJC/dld

cc:  HB/HFG Compensation Committee


--------------------------------------------------------------------------------

Harrington Bank is not bound by any contractual agreement, expressed or implied, by enforcing the provisions of this document. Harrington Bank is an at will employer.

I accept the terms and conditions stated herein regarding my employment with Harrington Bank.


/s/ Lawrence T. Loeser                               1/25/99
----------------------                               -------
Lawrence T. Loeser                                   Date